Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS $23.4 MILLION IN OPERATING INCOME

FOR FIRST QUARTER OF 2021

LITTLE ELM, Texas, May 17, 2021—Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $23.4 million in the first quarter of 2021, compared to operating income for the same period last year of $481 thousand. In comparison, the annual operating income for the prior two years was $24.1 million in 2020 and $3.0 million in 2019. During the first quarter of 2021, sales to the U.S. government were $37.8 million, representing 75.5% of the $50.1 million in first quarter revenues.

Additionally, Retractable disclosed in its Form 10-Q filed on May 17, 2021 that its promissory note pursuant to the Paycheck Protection Program was recently forgiven for the entire original principal amount of $1,363,000.

Retractable also reports the following results of operations for the three months ended March 31, 2021 and March 31, 2020, respectively.

Comparison of Three Months Ended March 31, 2021 and March 31, 2020

Domestic sales, including sales to the U.S. government, accounted for 97.3% and 74.4% of the revenues for the three months ended March 31, 2021 and 2020, respectively. Domestic revenues increased 484.7% principally due to increased volumes primarily attributable to orders from the U.S. government. Domestic unit sales increased 460.8%. Domestic unit sales were 95.6% of total unit sales for the three months ended March 31, 2021. Domestic unit sales excluding the U.S. government rose approximately 43.6%. International revenues decreased approximately $1.5 million. International orders may be subject to significant fluctuation over time and may not be reflective of the full year’s sales. Overall unit sales increased 282.6%. Other than the U.S. government, the increased sales are predominantly attributable to existing customers as well as several new smaller customers who do not operate as distributors.

Cost of manufactured product increased 181.6% principally due to an increase in units sold. Royalty expense increased 236.2% due to increased gross sales.

As of March 31, 2021, Retractable employed approximately 210 full-time, part-time, and temporary employees. This represents approximately a 40% increase in its workforce since March 2020. Operating expenses increased 50.0% from the prior year due substantially to increased headcount and other employee-related expenses and consulting expenses attributable to a larger volume of orders and the expansion activities required by the Technology Investment Agreement. Included in the increased employee expenses were bonuses and retroactive salary increases for the named executive officers of approximately $650,000. Sales and marketing expenses, however, decreased due to less travel and entertainment expense during the COVID-19 pandemic and some loss of sales personnel.

Interest and other income increased $1.3 million for the quarter ended March 31, 2021 compared to the same period last year principally due to unrealized gains from our investments.  Interest expense for the first quarter of 2021 increased by approximately $31,000 from the same period in the prior year.

Further details concerning the results of operations as well as other matters are available in Retractable's Form 10-Q filed on May 17, 2021 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer